UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549



                              FORM 8-K


                           CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported): January 25, 2005


                 OP-TECH Environmental Services, Inc.
         (Exact name of registrant as specified in its charter)



          Delaware                  0-19761                91-1528142
 (State or other jurisdiction     (Commission            (IRS Employer
      of incorporation)           File Number)        Identification No.)


            6392 Deere Road, Syracuse, NY                13206
     (Address of principal executive offices)          (Zip Code)

                             (315) 463-1643
          (Registrant's telephone number, including area code)

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          Item 2.03, Creation of a Direct Financial Obligation

On January 25, 2005 the Company entered into financing agreements (the "Agreements") with a new financial institution ("Primary Lender").

The Agreements include a Line of Credit note which provides for borrowings up to $2,900,000 to be used to provide working capital and expires on September 30, 2006, unless renewed by the lender. Interest will be charged at a rate ranging from prime plus .50% to prime minus .50%, adjusted annually based upon the minimum fixed charge coverage ratio (EBITDA (earnings before interest expense, income tax expense, depreciation and amortization) minus dividends paid minus unfunded capital expenditures divided by current maturities of long-term debt and leases plus interest expense) as calculated in the previous year-end audited financial statements, beginning in 2005 using the calculation from the December 31, 2004 financial statements, as follows:


         Fixed Charge Coverage Ratio        Interest Rate

         >/= 1.05 - 1.24                    Prime + .50%
         >/= 1.25 - 1.39                    Prime
         >/= 1.40                           Prime - .50%

The Agreements also include a Line of Credit agreement which provides for borrowings up to $250,000 to be used to provide equipment financing. Advances on the Equipment Line of Credit may be made until September 30, 2005 (the "Conversion Date"). Advances on the Equipment Line of Credit are limited to a maximum of 90% of the purchase price of titled vehicles and 80% of the purchase price of non-titled vehicles. Interest will be accrued and paid at a rate of prime plus .50% until the Conversion Date and at a rate of prime plus ..75% after the conversion date. The outstanding principal balance on the Conversion Date shall be repaid in equal installments of principal and interest based upon a seven (7) year amortization period.

The Agreements also include a $2,087,240 Term Loan agreement which is due in monthly principal installment payments of $24,848 plus interest at a rate of prime plus .75%, hedged by an Interest Rate Swap Transaction.

On January 25, 2005, the Company entered into an Interest Rate Swap Transaction with its Primary Lender to hedge against rising interest rates on the floating rate Term Loan debt. The liability being hedged is the variability in cash flows related to fluctuations in interest payments made. The fluctuation in interest rates exposes the Company to the risk of higher interest expense. The purpose of the Swap Agreement is to limit the Company's exposure to rising interest rates during the term of the floating rate Term Loan noted above.

Based on Managements analysis of historical interest rates and current market conditions, Management believes that interest rates will rise over the next seven (7) years. Management entered into this Swap Agreement to guard the Company from rising interest rates.

The interest rate swap hedge instrument has a fixed rate of 7.05%, matures on February 1, 2012, and has a notional amount that remains equal to the principal balance on the Term Loan. The notional amount on January 25, 2005 is $2,087,240. The difference between the prime rate, as periodically adjusted, and the Interest Rate Swap rate of 7.05% will be settled monthly.

The Agreements are collateralized by all present and future right, title and interest in all of the personal property of the Company including, but not limited to, all accounts receivable, inventory and equipment. This collateral has a carrying value at December 31, 2004 as follows:

  Accounts Receivable, net of Allowance for Doubtful Accounts $5,632,209
  Inventory                                                      227,464
  Equipment, net of Accumulated Depreciation                   2,368,032
                                                               ---------
                                                              $8,227,705
                                                              ==========

The Agreements also include certain financial covenants including a minimum fixed charge coverage ratio, a tangible net worth ratio, a debt to net worth ratio, and a consecutive quarterly net loss provision; cross-collateralization provisions; and a material adverse change clause which permits the financial institution to call its obligation if the Company fails to comply with covenants, as defined, or in the event of a material adverse change in the Company's business. Management does not anticipate any adverse changes in the next twelve months, however, there can be no assurances.


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                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       OP-TECH Environmental Services, Inc.
                                                  (Registrant)





Date: February 8, 2005        /s/ Christopher J. Polimino
                              Christopher J. Polimino
                              President and Chief Executive Officer

                              /s/ Douglas R. Lee
                              Douglas R. Lee
                              Chief Financial Officer and Treasurer